Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Pharmaceuticals Reports Third Quarter 2011 Financial Results

SOUTH SAN FRANCISCO, Calif., November 14, 2011 – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS) today reported financial results for the third quarter ended September 30, 2011. Net loss for the three and nine months ended September 30, 2011 was $5.0 million and $11.4 million, respectively. As of September 30, 2011, cash, cash equivalents and marketable securities totaled $41.8 million. On October 19, 2011, after the close of the quarter, Sunesis announced that it had entered into a $25.0 million tranched loan facility, pursuant to which it received the initial $10.0 million tranche at closing.

“Sunesis’ recently announced tranched loan facility provides us with capital and access to capital which is minimally dilutive and substantially funds the company through to completion of the Phase 3 VALOR trial, regardless of outcome at the trial’s interim analysis,” said Daniel Swisher, Chief Executive Officer of Sunesis. “This flexibility provides greater fiscal certainty as we focus on rigorous execution of the VALOR trial and approach its mid-2012 interim analysis. It is through this focus that the company is meeting its target enrollment schedule for VALOR, with over 100 sites in 14 countries actively recruiting patients in an underserved cancer setting.” Mr. Swisher added, “While we continue to direct our resources and attention to vosaroxin, during the third quarter, our partner Millennium advanced MLN2480, a pan-Raf kinase inhibitor discovered through Sunesis’ kinase inhibitor program, into a Phase I trial in patients with solid tumors.”

Third Quarter 2011 and Recent Highlights

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Secured $25.0 million tranched loan facility. In October, Sunesis announced that it had entered into a $25.0 million tranched loan facility led by Oxford Finance and partnered with Silicon Valley Bank and Horizon Technology Finance Corporation. Under the terms of the loan agreement, Sunesis received $10.0 million at closing, with the remaining $15.0 million available to draw at Sunesis’ discretion following the planned interim analysis of the VALOR trial by an independent Data and Safety Monitoring Board (DSMB), which is expected in mid-2012, provided the trial continues or is stopped early for efficacy and provided further that Sunesis is compliant with the terms and conditions of the related loan agreement.

•	Updated leukemia-free survival, increased to 25 months. At the company’s analyst meeting in October, Sunesis announced leukemia-free survival (LFS) data from its Phase 2 cytarabine/vosaroxin trial in first relapsed and primary refractory acute myeloid leukemia (AML). The LFS was updated to 25 months, an increase from the previously reported 14.5 months.

•

Initiated Phase 1 Trial of MLN2480 initiated in advanced solid tumors. In September, Sunesis announced the initiation of a Phase 1 clinical trial of MLN2480, an oral, investigative drug selective for pan-Raf kinase inhibition, which is being studied in patients with relapsed or refractory solid tumors. The trial is being sponsored by Millennium Pharmaceuticals, Inc., which is developing MLN2480 in oncology in collaboration with Sunesis.

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Issued important U.S. patent covering vosaroxin use in leukemia. In August, Sunesis announced that it had been granted a patent by the U.S. Patent and Trademark Office (USPTO), covering methods of use for vosaroxin at various dose ranges and schedules for the treatment of leukemia, including the dose and schedule under evaluation in Sunesis’ pivotal, Phase 3 VALOR trial. The patent provides coverage through 2026, and corresponding applications are pending in other major markets, including Europe, Japan, Australia and Canada.

•

Announced publication of Phase 1b data of vosaroxin in relapsed or refractory leukemia. In July, Sunesis announced the publication of data from a Phase 1b multi-center trial of vosaroxin in relapsed or refractory leukemia in the July 2011 issue of Leukemia. The results show that single-agent vosaroxin was well-tolerated, with a potent anti-leukemic effect in patients who had received multiple prior therapies. The Phase 1b data, along with results from Phase 2 studies of vosaroxin used alone and in combination with cytarabine in the treatment of AML, support the currently-enrolling VALOR trial. The Leukemia article and full, published data set are available online at: http://www.nature.com/leu/journal/vaop/ncurrent/full/leu2011157a.html.

Financial Highlights

•

Cash, cash equivalents and marketable securities totaled $41.8 million as of September 30, 2011, compared to $53.4 million as of December 31, 2010. Including the net loan proceeds received in October, the September 30, 2011 balance would have been $51.5 million.

•

Total revenue for the three and nine months ended September 30, 2011 were $1.0 million and $5.0 million, as compared to nil and $27,000 for the same periods in 2010. Revenue in the third quarter of 2011 related to the recognition of deferred revenue from the sale of certain intellectual property rights following the repayment by SARcode of three promissory notes originally issued to Sunesis in March 2006. Revenue for the nine month period in 2011 also included the $4.0 million upfront payment from Millennium received in April 2011.

•

Research and development expenses increased to $6.2 million and $16.2 million for the three and nine months ended September 30, 2011, as compared to $3.5 million and $9.6 million for the same periods in 2010. The increases in 2011 were primarily due to increases in clinical expenses incurred as a result of the ramp-up of the VALOR trial, as well as increased drug manufacturing activities and personnel costs.

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General and administrative expenses for the three and nine months ended September 30, 2011 were $2.2 million and $6.1 million, as compared to $1.8 million and $5.2 million for the same periods in 2010. The increases in 2011 were primarily due to higher legal, marketing and personnel expenses.

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Net other income was $2.4 million and $6.0 million for the three and nine months ended September 30, 2011, as compared to $0.2 million for each of the same periods in 2010. Net other income for the three and nine months ended September 30, 2011 was primarily comprised of non-cash credits of $2.5 million and $5.7 million, respectively, for the revaluation of warrants issued in the October 2010 offering to their fair value as of September 30, 2011.

•

Sunesis reported a net loss of $5.0 million and $11.4 million for the three and nine months ended September 30, 2011, as compared to a net loss of $5.1 million and $14.5 million for the same periods in 2010.

About VALOR

VALOR is a Phase 3, randomized, double-blind, placebo-controlled, pivotal trial in patients with first relapsed or refractory AML. The trial is expected to enroll 450 evaluable patients at approximately 100 leading sites in the U.S., Canada, Europe, Australia and New Zealand. The VALOR trial is currently open for enrollment and patients will be randomized one to one to receive either vosaroxin on days one and four in combination with cytarabine daily for five days, or placebo in combination with cytarabine. Additionally, the VALOR trial employs an innovative, adaptive trial design that allows for a one-time sample size adjustment by the DSMB at the interim analysis to maintain adequate power across a broad range of clinically meaningful and statistically significant survival outcomes. The trial’s primary endpoint is overall survival. For more information on the VALOR trial, please visit www.valortrial.com.

The VALOR logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8774

About Vosaroxin

Vosaroxin is a first-in-class anti-cancer quinolone derivative,(AQD), a class of compounds that has not been used previously for the treatment of cancer. Vosaroxin both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis.

About Acute Myeloid Leukemia

AML is a rapidly progressing cancer of the blood characterized by the uncontrolled proliferation of immature blast cells in the bone marrow. The American Cancer Society estimates there will be 12,950 new cases of AML and approximately 9,050 deaths from AML in the U.S. in 2011. Additionally, it is estimated that prevalence of AML is approximately 25,000 in the U.S. AML is generally a disease of older adults, and the median age of a patient diagnosed with AML is about 67 years. AML patients with relapsed or refractory disease and newly diagnosed AML patients over 60 years of age with poor prognostic risk factors typically die within one year, resulting in an acute need for new treatment options for these patients.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis, please visit www.sunesis.com.

This press release contains forward-looking statements, including statements related to the sufficiency of Sunesis’ cash resources through to the completion of the VALOR trial, the occurrence and timing of the DSMB interim analysis, the availability of the second tranche under the loan facility with Oxford Finance LLC, Horizon Technology Finance Corporation and Silicon Valley Bank, the design, conduct and results of the VALOR trial, and vosaroxin’s effects, efficacy and safety profile as a single agent and in combination with cytarabine. Words such as “focus,” “provides,” “advanced,” “continue,” “available,” “planned,” “support,” “will” “expected” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a results of these risks and uncertainties, which include, without limitation, risks related to Sunesis’ need for substantial additional funding to complete the development and commercialization of vosaroxin, risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the VALOR trial, the risk that raising funds through lending arrangements may restrict our operations or produce other adverse results, the risk that Sunesis’ development activities for vosaroxin could be otherwise halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for vosaroxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, the risk that Sunesis’ nonclinical studies and clinical studies may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, risks related to the manufacturing of vosaroxin and supply of the active pharmaceutical ingredients required for the conduct of the VALOR trial, the risk of third party opposition to granted patents related to vosaroxin, and the risk that Sunesis’ proprietary rights may not adequately protect vosaroxin. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, Sunesis’ Annual Report on Form 10-K for the year ended December 31, 2010 and Sunesis’ other filings with the Securities and Exchange Commission, including Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, when available. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.

SUNESIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$11,894	$14,223
Marketable securities	29,869	39,173
Prepaids and other current assets	1,770	1,286

Total current assets	43,533	54,682
Property and equipment, net	82	116
Deposits and other assets	60	60

Total assets	$43,675	$54,858

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$327	$416
Accrued clinical expense	2,762	1,574
Accrued compensation	1,019	1,013
Other accrued liabilities	1,281	1,406
Warrant liability	2,453	8,154

Total current liabilities	7,842	12,563
Non-current portion of deferred rent	22	48
Commitments
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	428,192	423,262
Accumulated other comprehensive income (loss)	20	(15)
Accumulated deficit	(392,406)	(381,005)

Total stockholders’ equity	35,811	42,247

Total liabilities and stockholders' equity	$43,675	$54,858

Note 1: The condensed consolidated balance sheet as of December 31, 2010 has been derived from the audited financial statements as of that date included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

SUNESIS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue:
Collaboration revenue	$—	$—	$—	$27
License and other revenue	1,000	—	5,000	—

Total revenues	1,000	—	5,000	27
Operating expenses:
Research and development	6,217	3,479	16,237	9,560
General and administrative	2,155	1,804	6,144	5,220

Total operating expenses	8,372	5,283	22,381	14,780

Loss from operations	(7,372)	(5,283)	(17,381)	(14,753)
Other income (expense), net	2,358	199	5,980	237

Net loss	$(5,014)	$(5,084)	$(11,401)	$(14,516)

Basic and diluted net loss per common share	$(0.11)	$(0.14)	$(0.25)	$(0.79)
Shares used in computing basic and diluted net loss per common share	46,714	36,970	46,304	18,451